Exhibit (a)(1)(N)
Interoffice Memorandum

To:	Distribution

From:	Stock Plan Administration

Date:	July 8, 2010

Re:	Share Option Exchange—Final Exchange Ratios

THE SHARE OPTION EXCHANGE PROGRAM (THE “OFFER”) IS SCHEDULED TO EXPIRE ON FRIDAY, JULY 9, 2010 AT 6:00 A.M., U.S. MOUNTAIN TIME.
The Offer is described in the Offer to Exchange Certain Outstanding Share Options for Restricted Share Units or Cash (the “Offer to Exchange”), the email from Walt Rakowich dated June 10, 2010 announcing the Offer, and the election form which is an attachment to this memo, together with its associated instructions. These and other related documents are available on the ProLogis Offer website at https://prologis.equitybenefits.com. As described in the Offer to Exchange, share options may be exchanged for a lesser number of Restricted Share Units (“RSUs”), or cash if you are subject to tax in Canada, based on exchange ratios determined after the close of the last trading day immediately prior to the day the Offer expires. Preliminary exchange ratios were provided in the Offer to Exchange and final exchange ratios are provided below.
•	If you have previously made an election with respect to your eligible share options and do not wish to change your election, no action is necessary.

•	If you have not previously made an election with respect to your eligible share options or if you wish to change your election based on the final exchange ratios, you may do so prior to the expiration of the Offer (scheduled to be 6:00 a.m., U.S. Mountain Time on Friday, July 9, 2010).
FINAL EXCHANGE RATIOS
The final exchange ratios were determined by dividing $10.01 (the closing sales price of our common shares on the New York Stock Exchange today) by the lowest fair value of an eligible option in the applicable tier (as such tiers are set forth in the table below). For this purpose, the applicable tier is the tier that contains the per share exercise price of your eligible option. The fair values of the eligible options were determined today based on the Black-Scholes option pricing model. The final exchange ratios are as follows:

	Final	New RSUs
Exercise Price	Exchange Ratio*	(Example based on final exchange ratios)
$21.75	54,768.7	1,000 Share Options exchanged for 0 New RSUs
$24.25	806.8	1,000 Share Options exchanged for 0 New RSUs
$20.68	13.0	1,000 Share Options exchanged for 76 New RSUs
$22.02	5.7	1,000 Share Options exchanged for 175 New RSUs
$24.76	2.4	1,000 Share Options exchanged for 416 New RSUs
$29.41 to $31.27	2.8	1,000 Share Options exchanged for 357 New RSUs
$34.08 to $34.93	3.0	1,000 Share Options exchanged for 333 New RSUs
$40.87 to $43.57	3.5	1,000 Share Options exchanged for 285 New RSUs
$45.46	3.6	1,000 Share Options exchanged for 277 New RSUs
$54.51	4.0	1,000 Share Options exchanged for 250 New RSUs
$59.92	4.3	1,000 Share Options exchanged for 232 New RSUs
$60.60	4.5	1,000 Share Options exchanged for 222 New RSUs
$61.75	3.8	1,000 Share Options exchanged for 263 New RSUs
$64.82	4.4	1,000 Share Options exchanged for 227 New RSUs

*	Share Options Divided by Exchange Ratio = New RSUs
OFFER WEBSITE
The ProLogis Offer website is at https://prologis.equitybenefits.com. To log onto the website, you must enter [PASSWORD INFORMATION]. If you request an automatic password reset when logging into the Offer website, you will receive an email from the email address, prologisoptionexchange@ prologis.com, with a new password. You must type this new password directly into the login space provided. Do not cut and paste the new password from the email as it will be rejected.
TIMING
•	Employees who wish to participate in the Offer must elect to participate through the Offer website at https://prologis.equitybenefits.com or by facsimile to Kristi Oberson, Stock Plan Administration at (303) 567-5671 (participants located in either France or Poland may submit their election only via facsimile) prior to 6:00 a.m., U.S. Mountain Time, on July 9, 2010. The Offer website is currently being updated to reflect the final exchange ratios and could be unavailable for up to one hour.

•	The share options that are exchanged will be cancelled and the new RSUs will be granted (or cash payment made) promptly after the expiration of the Offer.
Your participation in the Offer is completely voluntary. If you do not elect to participate, the share options you hold will remain outstanding subject to their current terms.
Attachment:
Election Form, together with its instructions